Exhibit 2.2

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (“Reorganization Agreement” or “Agreement”) dated as of July 16, 2003, by and between ArQule, Inc.  (“ArQule”), a Delaware corporation having its principal executive office at 19 Presidential Way, Woburn, MA 01801, and Cyclis Pharmaceuticals, Inc.  (“Cyclis”), a Delaware corporation having its principal executive office at 333 Providence Highway, Norwood, MA 02062.

WITNESSETH

WHEREAS, the parties hereof desire that Cyclis shall be merged (“Merger”) with and into ArQule, with ArQule as the surviving corporation, pursuant to an Agreement and Plan of Merger in the form attached hereto as Exhibit A (“Plan of Merger”);

WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a reorganization under Section 368(a) of the Code (as defined hereinafter); and

WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1.   “Affiliate” is defined in Section 2.1(c) hereof.

1.2.   “Agreement” is defined in the Preamble hereof.

1.3.   “ArQule” is defined in the Preamble hereof.

1.4.   “ArQule Articles” is defined in Section 3.2 hereof.

1.5.   “ArQule Board” is defined in Section 3.3(a) hereof.

1.6.   “ArQule Bylaws” is defined in Section 3.2 hereof.

1.7.   “ArQule Common Stock” is defined in Section 3.1(a) hereof.

1.8.   “ArQule ERISA Affiliate” is defined in Section 3.7(a) hereof.

1.9.   “ArQule Financial Statements” means (i) the balance sheets of ArQule as of December 31, 2002 and 2001 and the related statements of income, cash flows and changes in stockholders’ equity (including related notes, if any) for each of the three years ended December 31, 2002, 2001 and 2000 as filed by ArQule in SEC Documents prior to the date of this Agreement and (ii) the balance sheets of ArQule and related statements of income, cash flows and changes in stockholders’ equity (including related notes, if any) as filed by ArQule in SEC Documents with respect to periods ended subsequent to December 31, 2002.

1.10.   “ArQule Pharmaceutical Products” is defined in Section 3.12 (a) hereof.

1.11.   “ArQule Plan” is defined in Section 3.7(a) hereof.

1.12.   “ArQule Preferred Stock” is defined in Section 3.1(a) hereof.

1.13.   “ArQule Subsidiaries” means Camitro UK, Ltd., a company organized under the laws of the United Kingdom.

1.14.   “Certificate of Merger” is defined in Section 4.8 hereof, a form of such Certificate of Merger is attached hereto as Exhibit B.

1.15.   “Closing” is defined in Section 4.8 hereof.

1.16.   “Closing Date” means the date specified pursuant to Section 4.8 hereto as the date on which the parties hereof shall close the transactions contemplated herein.

1.17.   “Code” means the Internal Revenue Code of 1986, as amended.

1.18.   “Commission” or “SEC” means the Securities and Exchange Commission.

1.19.   “Confidential Disclosure Agreement” is defined in Section 4.4 hereof.

1.20.   “Continuing Employee” is defined in Section 4.12 hereof.

1.21.   “Control” or “controlled” means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

1.22.   “Covered Parties” is defined in Section 4.9(a) hereof.

1.23.   “Cyclis” is defined in the Preamble hereof.

1.24.   “Cyclis Articles” is defined in Section 2.2 hereof.

1.25.   “Cyclis Board” is defined in Section 4.1(a) hereof.

1.26.   “Cyclis Bylaws” is defined in Section 2.2 hereof.

1.27.   “Cyclis Common Stock” is defined in Section 2.1(a) hereof.

1.28.   “Cyclis ERISA Affiliate” is defined in Section 2.11(a) hereof.

1.29.   “Cyclis Financial Statements” means (i) the balance sheets of Cyclis as of December 31, 2002 and 2001 and the related statements of income, cash flows and changes in stockholders’ equity (including related notes, if any) for the period from inception to December 31, 2002 as provided with the Disclosure Letter and (ii) the balance sheets of Cyclis and related statements of income, cash flows and changes in stockholders’ equity (including related notes, if any) as provided to ArQule subsequent to the date hereof with respect to periods ended subsequent to December 31, 2002.

1.30.   “Cyclis Investments” is defined in Section 2.3(b) hereof.

1.31.   “Cyclis Licensed Intellectual Property” means Intellectual Property licensed to Cyclis and material to the business, financial condition or results of operations of Cyclis.

1.32.   “Cyclis Owned Intellectual Property” means Intellectual Property owned by Cyclis material to the business, financial condition or results of operations of Cyclis.

1.33.   “Cyclis Pharmaceutical Products” is defined in Section 2.19(a) hereof.

1.34.   “Cyclis Plan” is defined in Section 2.11(a) hereof.

1.35.   “Cyclis Preferred Stock” is defined in Section 2.1(a) hereof.

1.36.   “Cyclis Series A Preferred Stock” is defined in Section 2.1(a) hereof.

1.37.   “Cyclis Series B Preferred Stock” is defined in Section 2.1(a) hereof.

1.38.   “Cyclis Stock Plans” means the Cyclis 2002 Equity Incentive Plan.

1.39.   “Cyclis Takeover Proposal” is defined in Section 4.6(b)(16) hereof.

1.40.   “Cyclis Voting Proposal” is defined in Section 4.1(a) hereof.

1.41.   “DGCL” means the General Corporation Law of the State of Delaware.

1.42.   “Disclosure Letter” means a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof.  Each party’s Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Articles 2 and 3, as the case may be, and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in Article 2 or 3, as the case may be, and (2) any other paragraph of Article 2 or 3 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

1.43.   “Effective Date” means the date specified pursuant to Section 4.8 hereof as the effective date of the Merger.

1.44.   “Environmental Claim” means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

1.45.   “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.

1.46.   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.47.   “Escrow Agent” means American Stock Transfer & Trust Company or any successor escrow agent appointed in accordance with Section 10(d) of the Escrow Agreement.

1.48.   “Escrow Agreement” means the agreement among ArQule, the stockholders of Cyclis and the Escrow Agent providing for the deposit of part of the consideration as discussed in the Plan of Merger, in the form attached as Exhibit C.

1.49.   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.50.   “FDA” is defined in Section 2.19(a) hereof.

1.51.   “Financing Documents” means the Senior Secured Convertible Demand Promissory Note and Pledge and Security Agreement dated May 15, 2003 between ArQule and Cyclis.

1.52.   “FDCA” is defined in Section 2.19(a) hereof.

1.53.   “GAAP” is defined in Section 2.6 hereof.

1.54.   “Governmental Entity” means any foreign, federal or state government or political subdivision thereof, court, administrative agency or commission or other governmental authority or instrumentality.

1.55.   “Indebtedness” is defined in Section 2.8(b) hereof.

1.56.   “Information Statement” means an information statement (or similar document) in form and substance satisfactory to ArQule and Cyclis together with any amendments thereto to be sent to certain stockholders of Cyclis in connection with this Agreement and the Plan of Merger.

1.57.   “Intellectual Property” means (i) patents and patent applications, reissues, reexaminations, renewals, extensions, divisionals, continuations, continuations-in-part, and foreign counterparts of the foregoing, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how, manufacturing processes and methods, formulae and technology, and (v) computer software.

1.58.   “Material Adverse Effect” means, with respect to Cyclis or ArQule, as the case may be, any material adverse change, event, circumstance or development with respect to, or material adverse effect on (i) the condition (financial or otherwise), results of operations, product development, business, assets, liabilities or capitalization of such party and its Subsidiaries, if any, taken as a whole or (ii) the ability of such party to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include (i) the impact of changes in laws, regulations, accounting rules or interpretations thereof after the date of this Agreement, (ii) the impact of changes in general economic and/or general financial market conditions, (iii) expenses incurred in connection with the transactions contemplated hereby, (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby and (v) changes resulting from the announcement and performance of the transactions contemplated hereby; provided, further, that variations in operating results from internal projections and continued incurrence of losses in the ordinary course of business shall not by themselves constitute a Material Adverse Effect.

1.59.   “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

1.60.   “Merger” is defined in the Recitals hereof.

1.61.   “NDA” is defined in Section 4.12(a) hereof.

1.62.   “Outside Date” is defined in Section 6.1(d) hereof.

1.63.   “Person” means any individual, corporation, company, partnership, joint venture or other entity.

1.64.   “Plan of Merger” is defined in the Recitals hereof.

1.65.   “Previously Disclosed” means disclosed prior to the execution hereof in the Disclosure Letter.

1.66.   “Registerable Securities” is defined in Section 4.10(c)(i) hereof.

1.67.   “Registration Statement” is defined in Section 4.10(a) hereof.

1.68.   “Reorganization Agreement” is defined in the Preamble hereof.

1.69.   “Rights” means warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue, exchange, transfer, deliver, sell or dispose of any of its capital stock or other equity interests, and stock appreciation rights, phantom stock, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

1.70.   “SEC Documents” means all reports and registration statements filed or furnished, or required to be filed or furnished, by ArQule pursuant to the Securities Laws.

1.71.   “Securities Act” means the Securities Act of 1933, as amended.

1.72.   “Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

1.73.   “Short-Form Registration” is defined in Section 4.10(c)(ii) hereof.

1.74.   “Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, joint venture or other entity which is controlled directly or indirectly (through one or more intermediaries) by such Person.

1.75.   “Suspension Certificate” is defined in Section 4.10(d) hereof.

1.76.   “Tax,” collectively, “Taxes” means all taxes, however denominated, including any interest, penalties, or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under

Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes and other fees, assessments, charges or obligations in the nature of taxes.

1.77.   “Tax Return,” collectively, “Tax Returns” means all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any Governmental Entity relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

1.78.   “TriNet Agreement” is defined in Section 2.11(k) hereof.

1.79.   “TriNet Plans” is defined in Section 2.11(k) hereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF CYCLIS

Cyclis hereby represents and warrants to ArQule as follows:

2.1.   Capital Structure of Cyclis

(a)   The authorized capital stock of Cyclis consists of (i) 31,000,000 shares of common stock, par value $0.001 per share (“Cyclis Common Stock”), 10,224,553 shares of which, as of the date hereof, are issued and outstanding and none of which shares are held in treasury, and (ii) 24,445,177 shares of preferred stock, par value $0.001 per share (“Cyclis Preferred Stock”), 4,445,117 shares of which are designated Series A Convertible Preferred Stock (“Cyclis Series A Preferred Stock”) and 10,565,000 shares of which are designated Series B Convertible Preferred Stock (“Cyclis Series B Preferred Stock”).  As of the date hereof, no shares of Cyclis Series A Preferred Stock or Cyclis Series B Preferred Stock are issued and outstanding.  Except as set forth above, Cyclis does not have any outstanding capital stock.

(b)   As of the date hereof, no shares of Cyclis Preferred Stock or Cyclis Common Stock are reserved for issuance, except that (i) 540,000 shares of each of Cyclis Series B Preferred Stock and Cyclis Common Stock are reserved for issuance upon the conversion of the Senior Secured Convertible Demand Promissory Note comprising the Financing Documents, and (ii) 6,000,000 shares of Cyclis Common Stock are reserved for issuance upon the exercise of stock options heretofore granted by Cyclis.  Section 2.1(b) of the Cyclis Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Cyclis Stock Plans, indicating for each plan, as of the close of business on the business day prior to the date of this Agreement, the number of shares of Cyclis Common Stock issued to date under such plan, the number of shares of Cyclis Common Stock subject to outstanding options under such plan and the number of shares of Cyclis Common Stock reserved for future issuance under such plan; and (ii) all outstanding Cyclis stock options, indicating with respect to each such stock option the name of the holder thereof, the plan under which it was granted, the number of shares of Cyclis Common Stock subject to such option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.  Except as set forth in this Section 2.1(b), Cyclis does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Cyclis.

(c)   All outstanding shares of Cyclis Common Stock are, and all shares of Cyclis Common Stock subject to issuance as specified in Section 2.1(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Cyclis Articles or Cyclis Bylaws or any agreement to which Cyclis is a party or is otherwise bound.  There are no obligations, contingent or otherwise, of Cyclis to repurchase, redeem or otherwise acquire any shares of Cyclis Common Stock.  Except as set forth in Section 2.1(c) of the Cyclis Disclosure Letter, neither Cyclis nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Cyclis, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Cyclis.  For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.  Except as contemplated by this Agreement and as set forth in Section 2.1(c) of the Cyclis Disclosure Letter, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Cyclis is a party or by which it is bound with respect to any equity security of any class of Cyclis.

2.2.   Organization, Standing and Authority of Cyclis

Except as set forth in Section 2.2 of the Cyclis Disclosure Letter, Cyclis is a duly organized corporation, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have a Material Adverse Effect on Cyclis.  Cyclis has heretofore delivered to ArQule true and complete copies of the Certificate of Incorporation (“Cyclis Articles”) and Bylaws (“Cyclis Bylaws”) of Cyclis.

2.3.   Cyclis Investments

Section 2.3 of the Cyclis Disclosure Letter lists all corporations, partnerships, limited liability companies, joint ventures or other entities of which Cyclis directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than fifty percent (50%) (collectively, the “Cyclis Investments”).  Cyclis owns all Cyclis Investments free and clear of all liens, claims and encumbrances.  Except as set forth in Section 2.3 of the Cyclis Disclosure Letter, there are no outstanding contractual obligations of Cyclis permitting the repurchase, redemption or other acquisition of any of its interest in the Cyclis Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Cyclis Investment.

2.4.   Authorized and Effective Agreement

(a)   Cyclis has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Escrow Agreement and the Plan of Merger, subject only to the adoption of this Reorganization Agreement and the Plan of Merger by its stockholders.  The execution and delivery of this Reorganization Agreement, the Escrow Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Cyclis, except as set forth in Section 2.4(a) of the Cyclis Disclosure Letter, and except that the affirmative vote of the holders of a majority of the outstanding shares of Cyclis Common Stock is the only stockholder vote required to approve the Plan of Merger pursuant to the DGCL, Cyclis Articles, and Cyclis Bylaws.  The Cyclis Board has approved this Reorganization Agreement, the Escrow Agreement and the Plan of Merger and declared its advisability in accordance with the provisions of the DGCL and directed that this Agreement and the Plan of Merger be submitted to Cyclis’s stockholders for approval at a special or annual meeting.

(b)   Assuming the accuracy of the representation contained in Section 3.3(b) hereof, this Reorganization Agreement, the Escrow Agreement and the Plan of Merger constitute legal, valid and binding obligations of Cyclis, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)   Except as set forth in Section 2.4(c) of the Cyclis Disclosure Letter, neither the execution and delivery of this Reorganization Agreement, the Escrow Agreement and the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Cyclis with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Cyclis Articles, Cyclis Bylaws or other organizational documents of Cyclis, (ii) conflict with, constitute (with or without notice or lapse of time, or both) or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or require a consent or waiver under, or result in the creation of any lien, charge or encumbrance upon any property or asset of Cyclis pursuant to, any note, bond, mortgage, indenture, lease, license, agreement or other instrument or obligation, or (iii) conflict with or violate any permit, order, writ, injunction, decree, statute, rule or regulation applicable to Cyclis, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on Cyclis.  Section 2.4(c) of the Cyclis Disclosure Letter lists all consents, waivers and approvals under any of Cyclis’s agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(d)   Except (i) for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which either of the parties is qualified to do business, and (ii) as set forth in Section 2.4(c) of the Cyclis Disclosure Letter, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity, or any other Person, is required to be made or obtained by Cyclis on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement, the Escrow Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.  As of the date hereof, Cyclis is not aware of any reason that the conditions set forth in Sections 5.1(b) and 5.3(d) would not be satisfied.

(e)   Except as disclosed in Section 2.4(e) of the Cyclis Disclosure Letter, there are no bonds, debentures, notes or other indebtedness of Cyclis having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Cyclis may vote.

(f)   For the purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and in accordance with the rules promulgated thereunder, Cyclis hereby represents that it will have less than $100 million in total assets as stated on its last regularly prepared balance sheet prior to the Closing Date, as well as less than $100 million of annual net sales as stated on the last regularly prepared annual statement of income and expense prior to the Closing Date (as such terms are defined by 16 C.F.R. § 801.11).  Immediately following the Closing Date and as a result of the transaction governed by this Agreement, ArQule will not hold assets of Cyclis valued in excess of $200 million.

2.5.   Regulatory Filings

Cyclis has filed all reports required by statute or regulation to be filed with any regulatory agency, except where the failure to so file has not had, and is not reasonably likely to have a Material Adverse Effect on Cyclis, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.  Cyclis has not been obligated to file any SEC Documents.

2.6.   Financial Statements; Books and Records

The Cyclis Financial Statements comply as to form in all material respects with applicable accounting requirements and fairly present the financial position of Cyclis as of the dates indicated and the results of operations, changes in stockholders’ equity and cash flows of Cyclis for the periods then ended in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis except as disclosed therein.  The books and records of Cyclis fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound.  Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.  The minute books of Cyclis contain records, which are accurate in all material respects, of all corporate actions of its stockholders and the Cyclis Board (including committees of the Cyclis Board).

2.7.   Material Adverse Change

Since December 31, 2002, (i) Cyclis has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had, or, to the knowledge of Cyclis, is reasonably likely to have, a Material Adverse Effect on Cyclis and (iii) no action or event has occurred, other than what is reflected in the Cyclis Disclosure Letter, that would have required the consent of ArQule pursuant to Section 4.6 of this Agreement had such action or event occurred after the date of this Agreement.

2.8.   Absence of Undisclosed Liabilities; Indebtedness

(a)   Cyclis does not have any liability (accrued, contingent or otherwise and whether or not required to be reflected in financial statements in accordance with GAAP, and whether or not due or to become due), that is material to Cyclis taken as a whole, or that, when combined with all similar liabilities, would be material to Cyclis taken as a whole, except as Previously Disclosed in the Cyclis Financial Statements or in the Cyclis Disclosure Letter and except for normal and recurring liabilities incurred in the ordinary course of business subsequent to December 31, 2002.

(b)   Section 2.8(b) of the Cyclis Disclosure Letter sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of Cyclis in an aggregate principal amount in excess of $50,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement.  For purposes of this Section 2.8(b), “Indebtedness” means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily accrued or paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person or creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business), (F) all capitalized lease obligations of such Person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such Person of any indebtedness of any other Person.  All of the outstanding indebtedness of the type described in this Section 2.8(b) may be prepaid at any time without the consent or approval of, or prior notice to, any other Person, and without payment of any premium or penalty.

(c)   Section 2.8(c) of the Cyclis Disclosure Letter sets forth an accurate list, as of the date hereof, of the costs of Cyclis relating to the transactions contemplated by this Agreement and the Plan of Merger, as well as all other Cyclis Indebtedness that shall be paid by ArQule on or prior to the Closing Date pursuant to Section 4.7(c) hereof.

2.9.   Properties

All real and personal property owned by Cyclis or presently used by it in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices.  Section 2.9 of the Cyclis Disclosure Letter lists all real or material personal property owned, leased or licensed by Cyclis.  Cyclis has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Cyclis taken as a whole, and which are reflected on the Cyclis Financial Statements as of December 31, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iii) dispositions and encumbrances for adequate consideration in the ordinary course of business.  All real and personal property which is material to Cyclis’s business taken as a whole and leased or licensed by Cyclis is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Date.  Except as set forth in Section 2.9 of the Cyclis Disclosure Letter, neither Cyclis nor, to Cyclis’s knowledge, any other party, is in default under any of Cyclis’s leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on Cyclis.  Cyclis does not lease, sublease or license any real property to any Person.

2.10.   Tax Matters

(a)   All Tax Returns required to be filed by or with respect to Cyclis have been timely filed.  All Taxes due by or on behalf of Cyclis have been paid or adequate reserves have been established on the Cyclis Financial Statements for the payment of such Taxes.  Cyclis shall not have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established.

(b)   Except as set forth in Section 2.10(b) of the Cyclis Disclosure Letter, (i) all Tax Returns filed by or with respect to Cyclis are complete and accurate in all material respects, (ii) Cyclis is not delinquent in the payment of any Tax with respect to Cyclis, and (iii) Cyclis has not requested any extension of time within which to file any Tax Returns with respect to Cyclis which have not since been filed.  Except as fully settled and paid or accrued on the Cyclis Financial Statements, no audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes with respect to Cyclis has been, to the knowledge of Cyclis, proposed, asserted or assessed

(tentatively or otherwise).  There are currently no agreements in effect with respect to Cyclis to extend the period of limitations for the assessment or collection of any Tax.

(c)   Except as set forth in Section 2.10(c) of the Cyclis Disclosure Letter, neither the transactions contemplated hereby nor the termination of the employment of any employees of Cyclis prior to or following consummation of the transactions contemplated hereby shall result in Cyclis (or any successor thereof) making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

(d)   Cyclis is not a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(e)   Cyclis is not required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

(f)   Cyclis has not executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes with respect to Cyclis, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting Cyclis pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law.

(g)   There are no excess loss accounts or any other currently unrecognized income items that could be required to be recognized for Tax purposes by Cyclis upon the occurrence of the transactions contemplated hereby or upon the disposition of any of the properties held by Cyclis.

(h)   All Taxes that Cyclis is required by law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose; and all document retention, information gathering and information reporting requirements related to any such Taxes have been complied with in all material respects in accordance with all applicable provisions of the Code and the regulations issued thereunder.

(i)   Cyclis is not, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Code Section 897).  Further, Cyclis has not been a United States real property holding corporation at any time during the five-year period ending on the Closing Date.

(j)   For purposes of this Section 2.10, references to Cyclis shall include predecessors thereof.

(k)   Cyclis has not been a member of an affiliated group filing consolidated tax returns other than a group of which Cyclis was the parent.

2.11.   Employee Benefit Plans

(a)   A true and complete list of each Cyclis Plan is contained in Section 2.11(a) of the Cyclis Disclosure Letter.  For purposes of this Section 2.11, the term “Cyclis Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or requested to be contributed by Cyclis or by any trade or business, whether or not incorporated, that together with Cyclis would be deemed a “single employer” under Section 414 of the Code (a “Cyclis ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of Cyclis or any Cyclis ERISA Affiliate.

(b)   With respect to each of the Cyclis Plans, Cyclis has made available to ArQule true and complete copies of each of the following documents: (a) the Cyclis Plan and related documents (including all amendments thereof); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Cyclis Plan; and (d) the most recent determination letter and/or opinion letter received from (or issued with respect to) the Internal Revenue Service with respect to each Cyclis Plan that is intended to be qualified under the Code.

(c)   No liability under Title IV of ERISA has been incurred by Cyclis or any Cyclis ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Cyclis or any Cyclis ERISA Affiliate of incurring a material liability under such Title.

(d)   Neither Cyclis nor any Cyclis ERISA Affiliate, nor any of the Cyclis Plans, nor any trust created thereunder, nor, to the knowledge of Cyclis, any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) which could cause Cyclis or any Cyclis ERISA Affiliate to, either directly or indirectly, incur a material liability or cost.

(e)   Neither Cyclis nor any Cyclis ERISA Affiliate has ever maintained or contributed to a pension plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(f)   None of the Cyclis Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(g)   Except as set forth in Section 2.11(g) of the Cyclis Disclosure Letter, a favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Cyclis Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and each such Cyclis

Plan satisfies the requirements of Section 401(a) of the Code, except where the failure to satisfy such requirements, together with any other such failures, can be remedied under the Internal Revenue Service’s Employee Plans Compliance Resolution System (or other similar program) without incurring a material cost or liability.  Each of the Cyclis Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects.  Each of the Cyclis Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(h)   There are no actions, suits or claims pending, or, to the knowledge of Cyclis, threatened or anticipated (other than routine claims for benefits) against any Cyclis Plan, the assets of any Cyclis Plan or against Cyclis or any Cyclis ERISA Affiliate with respect to any Cyclis Plan.  There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any Cyclis Plan or any fiduciary thereof who is a current or former employee or director of Cyclis (other than rules of general applicability).  There are no pending or, to the knowledge of Cyclis, threatened audits, examinations or investigations by any Governmental Entity involving any Cyclis Plan.

(i)   No Cyclis Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any of its current or former employees or directors after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefit or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(3) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Cyclis or the Cyclis ERISA Affiliates or (iv) benefits, the full cost of which is borne by the current or former employee or director (or his beneficiary)).

(j)   Except as set forth in Section 2.11(j) of the Cyclis Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, or is a precondition to, (i) any current or former employee or director of Cyclis becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) the acceleration of the time of payment or vesting, or an increase of the amount, of any compensation due to any such current or former employee or director, or (iii) the renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

(k)   Both (i) the Customer Service Agreement between Cyclis and TriNet Employer Group (the “TriNet Agreement”), and (ii) all employee benefit plans and arrangements provided in connection with the TriNet Agreement in respect of persons who perform services for Cyclis (the “TriNet Plans”), comply in all material respects with all applicable law, including ERISA and the Code.  Neither Cyclis nor any Cyclis ERISA Affiliate has any material liability in connection with the TriNet Agreement or the TriNet Plans, and, to the knowledge of Cyclis, no condition exists that presents a risk to Cyclis or any Cyclis ERISA Affiliate of incurring a material liability in connection with the TriNet Agreement or the TriNet Plans.

2.12.   Certain Contracts

(a)   Except as set forth in Section 2.12(a) of Cyclis’s Disclosure Letter, Cyclis is not a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC, (ii) any agreement restricting the geographic scope of its business activities or the business activities in which it may engage in any material respect, (iii) any agreement, indenture or other instrument relating to the borrowing of money by Cyclis or the guarantee by Cyclis of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business and involving less than $50,000 in the aggregate, (iv) any agreement, arrangement or commitment with an Affiliate or former Affiliate, (v) any contract, agreement or understanding with a labor union, or (vi) any agreement relating to the grant of rights or licenses in Cyclis Owned Intellectual Property or Cyclis Licensed Intellectual Property, in each case whether written or oral.  Each contract, agreement, arrangement or commitment referred to in this Section 2.12(a) is in full force and effect and is enforceable in accordance with its terms.

(b)   Neither Cyclis nor, to Cyclis’s knowledge, any other party thereof, is in default under any agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and, to Cyclis’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which, individually or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Cyclis.  Cyclis has not received notice from any party claiming that a default exists.

(c)   Cyclis is not nor has it been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to Cyclis’s knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment.  Cyclis has not since January 1, 1997 been audited or investigated nor is it now being audited or, to Cyclis’s knowledge, investigated by the U.S. Government Accounting Office, SEC, the U.S.  Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to Cyclis’s knowledge, has any such audit or investigation been threatened.  To Cyclis’s knowledge, there is no valid basis for (i) the suspension or debarment of Cyclis from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence.

2.13.   Environmental Matters

(a)   Cyclis is in compliance with all Environmental Laws, except for any violations of any Environmental Law which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Cyclis.  Cyclis has not received any communication alleging that Cyclis is not in such compliance and, to the knowledge of Cyclis, there are no present circumstances that would prevent or interfere with the continuation of such compliance, including with respect to any off-site disposal location presently or formerly used by Cyclis or any of its predecessors, or with respect to any previously owned or operated facilities.  Any past non-compliance with Environmental Laws has been resolved without any pending, on-going or future obligation, cost or liability, except such past non-compliance that cannot reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect on Cyclis.

(b)   None of the properties owned, leased or operated by Cyclis has been or is in violation of or liable under any Environmental Law, except for any violations or liabilities which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on Cyclis.  None of the properties currently or, to the knowledge of Cyclis, previously owned, leased or operated by Cyclis is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

(c)   To the knowledge of Cyclis, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or investigation by any Governmental Entity that could result in the imposition of any liability arising under any Environmental Law against Cyclis or against any Person or entity whose liability for any Environmental Claim Cyclis has or may have retained or assumed either contractually or by operation of law.

(d)   All material environmental assessment or audit reports or other similar environmental studies or analyses relating to any properties owned, leased or operated by Cyclis are listed in Section 2.13(d) of the Cyclis Disclosure Letter, and Cyclis has made available to ArQule true and complete copies of all such reports, studies and analyses.

2.14.   Legal Proceedings

There are no actions, suits, proceedings, claims, arbitrations or investigations instituted, pending or, to the knowledge of Cyclis, threatened against or affecting Cyclis or against any asset, interest or right of Cyclis.  There are no actual or, to the knowledge of Cyclis, threatened actions, suits, proceedings, claims, arbitrations or investigations which present a claim to restrain or prohibit the transactions contemplated herein or to impose any liability in connection therewith.  There are no judgments, orders or decrees outstanding against Cyclis.

2.15.   Compliance with Laws; Permits

(a)   Cyclis is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and Cyclis has not received notification from any Governmental Entity (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any material license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations.  Cyclis is not subject to any material regulatory order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing.

(b)   Cyclis has all permits, licenses, franchises and government authorizations from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses, franchises and government authorizations the lack of which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Cyclis.  Cyclis is in compliance with the terms of such permits, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Cyclis.  No such permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

2.16.   Brokers and Finders

Neither Cyclis nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Cyclis’s retention of Legg Mason Wood Walker Incorporated to perform certain financial advisory services the terms of which are fully disclosed in Section 2.16 of the Cyclis Disclosure Letter.  The fees and expenses of Legg Mason Wood Walker Incorporated are not and will not be higher than as disclosed in Section 2.8(c) of the Cyclis Disclosure Letter.

2.17.   Insurance

Cyclis currently maintains insurance with reputable insurance carriers in amounts reasonable for its operations.  Cyclis has not received any notice of a premium increase resulting from extraordinary loss or potential loss experience or cancellation with respect to any of its insurance policies or bonds, and within the last three years, Cyclis has not been refused any insurance coverage sought or applied for, and Cyclis has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than for increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Cyclis.

2.18.   Intellectual Property

(a)   The Cyclis Owned Intellectual Property and the Cyclis Licensed Intellectual Property include all of the material Intellectual Property used in, or necessary for, the ordinary day-to-day conduct of the business of Cyclis as presently conducted.  Section 2.18(a) of the Cyclis Disclosure Letter contains a true and complete list of all (i) patents and patent applications, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) registered copyrights and applications for copyright registrations, and (iv) computer software (other than off-the-shelf, commercially available software) included in the Cyclis Owned Intellectual Property or the Cyclis Licensed Intellectual Property.  Section 2.18(a) of the Cyclis Disclosure Letter contains a true and complete list of(i) all options, licenses and other contracts of any kind by which rights to Cyclis Licensed Intellectual Property were granted to or otherwise obtained by Cyclis, (ii) all options, licenses and other contracts of any kind by which rights to Cyclis Owned

Intellectual Property or Cyclis Licensed Intellectual Property were granted by Cyclis to any third party, and (iii) all other agreements relating to Cyclis Owned Intellectual Property.  Except as set forth in Section 2.18(a) of the Cyclis Disclosure Letter, Cyclis has not assigned, transferred, abandoned or otherwise forfeited any Cyclis Owned Intellectual Property.

(b)   Cyclis owns or has the right to use, and, after the execution, delivery and performance of this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, ArQule will own or have the right to use, free and clear of any material outstanding decrees, orders, injunctions, judgments, liens or other claims by any third party, all Cyclis Owned Intellectual Property and all Cyclis Licensed Intellectual Property.  To the knowledge of Cyclis, all Cyclis Owned Intellectual Property and Cyclis Licensed Intellectual Property is valid and enforceable.  Except as set forth in Section 2.18(b) of the Cyclis Disclosure Letter, there are no royalties, fees or other payments payable by Cyclis to any third party by reason of the ownership, license (or sublicense) or use of the Cyclis Owned Intellectual Property or the Cyclis Licensed Intellectual Property.

(c)   To the knowledge of Cyclis, Cyclis is not infringing, misappropriating or otherwise in material violation of any third party Intellectual Property rights.

(d)   No claims contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Cyclis Owned Intellectual Property or any Cyclis Licensed Intellectual Property are currently pending or, to the knowledge of Cyclis, have been threatened or asserted against Cyclis.

(e)   Except as set forth in Section 2.18(e) of the Cyclis Disclosure Letter, Cyclis has not received any communication (i) to the effect that the making, using, selling, offering for sale or licensing of any product or services now made, used, sold, offered for sale or licensed by Cyclis, infringes, misappropriates or otherwise violates any Intellectual Property of any third party; (ii) to the effect that the use by Cyclis of any Intellectual Property used in the business of Cyclis as currently conducted or planned to be conducted infringes, misappropriates or otherwise violates any Intellectual Property of any third party; (iii) challenging the ownership, validity or enforceability of any of Cyclis’s rights with respect to the Cyclis Owned Intellectual Property; or (iv) challenging Cyclis’s license to use any Cyclis Licensed Intellectual Property.  No actions or claims are pending and, to the knowledge of Cyclis, there are no actions or claims threatened against Cyclis or alleging any of the foregoing.  To the knowledge of Cyclis, no third-party is engaging in any activity that infringes, misappropriates or otherwise violates the Cyclis Owned Intellectual Property or the Cyclis Licensed Intellectual Property.

(f)   Cyclis has taken, and will continue through the consummation of the transactions contemplated by the Reorganization Agreement and the Plan of Merger to take, reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in, all trade secrets included in the Cyclis Owned Intellectual Property and all Cyclis Licensed Intellectual Property.  Without limiting the foregoing, all current and former directors, officers, employees, agents, independent contractors and consultants of Cyclis have executed and delivered to and in favor of Cyclis an agreement regarding (i) the protection and use of all confidential and proprietary information (whether or not Cyclis’s) provided by or on behalf of Cyclis to such director, officer, employee, agent, independent contractor or consultant, and (ii) the assignment to Cyclis of all Intellectual Property and other proprietary rights arising from or related to, directly or indirectly, the services performed for Cyclis by such Person or entity.

(g)   Cyclis and, to the knowledge of Cyclis, its current and former directors, officers, employees, agents, independent contractors and consultants have not disclosed any of the trade secrets included in the Cyclis Owned Intellectual Property or Cyclis Licensed Intellectual Property to any Person or entity other than (i) to employees who had a need to know and use such Cyclis Owned Intellectual Property or Cyclis Licensed Intellectual Property in the course of their employment, (ii) to other Persons or entities under confidentiality and disclosure agreements.  A true and complete list of all agreements to which Cyclis on the one hand, and any current Cyclis employee, director and agent of Cyclis on the other hand are parties governing non-disclosure of Cyclis’s confidential and/or proprietary information is included in Section 2.18(g) of the Cyclis Disclosure Letter.

2.19.   Regulatory Compliance

(a)   All biological and drug products being manufactured, distributed or developed by or on behalf of Cyclis (“Cyclis Pharmaceutical Products”) that are subject to the jurisdiction of the Food and Drug Administration (“FDA”) are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.

(b)   All clinical trials conducted by or on behalf of Cyclis have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.

(c)   All manufacturing operations for drug products conducted by or for the benefit of Cyclis have been and are being conducted in accordance, in all material respects, with the FDA’s current Good Manufacturing Practices for drug and biological products.  In addition, Cyclis is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

(d)   Neither Cyclis nor any representative of Cyclis, nor to the knowledge of Cyclis, any of its licensees or assignees of Cyclis Intellectual Property has received any notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Cyclis or otherwise restrict the preclinical research on or clinical study of any Cyclis Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of Cyclis Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Cyclis Pharmaceutical Product.

(e)   Neither Cyclis nor, to the knowledge of Cyclis, any of its officers, key employees, agents or clinical investigators acting for Cyclis, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereof.  Additionally, neither Cyclis, nor to the knowledge of Cyclis, any officer, key employee or agent of Cyclis has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(f)   All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the Cyclis Pharmaceutical Products (1) either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, or (y) were not required to be conducted in accordance with Good Laboratory Practice requirements contained in 21 CFR Part 58 and (2) have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by Cyclis.

(g)   Cyclis has made available to ArQule copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, that indicate or suggest lack of compliance with the regulatory requirements of the FDA.  Cyclis has made available to ArQule for review all correspondence to or from the FDA, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, or prepared by the FDA or which bear in any way on Cyclis’s compliance with regulatory requirements of the FDA, or on the likelihood of timing of approval of any Cyclis Pharmaceutical Products.

(h)   There are no proceedings pending with respect to a violation by Cyclis of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity.

(i)   To the knowledge of Cyclis, no employee of Cyclis is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant (i) to Cyclis, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by Cyclis or to the use of trade secrets or proprietary information of others.  To the knowledge of Cyclis, as contemplated hereby, no key employee or group of employees has any plans to terminate employment with Cyclis.

(j)   Cyclis is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  Cyclis is not the subject of any proceeding asserting that Cyclis has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Cyclis, nor is there pending or, to the knowledge of Cyclis, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Cyclis.

2.20.   Information Provided

The information to be supplied by or on behalf of Cyclis for inclusion in the Information Statement or the proxy statement/offering memorandum referred to in Section 4.2, as the case may be, shall not, on the date the Information Statement or proxy statement/offering memorandum is first mailed to stockholders of Cyclis, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement or proxy statement/offering memorandum not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of the written consents of the Cyclis stockholders which has become false or misleading.  If at any time prior to the Effective Date any fact or event relating to Cyclis or any of its Affiliates which should be set forth in a supplement to the Information Statement or proxy statement/offering memorandum should be discovered by Cyclis or should occur and be known to Cyclis, Cyclis shall promptly inform ArQule of such fact or event.

2.21.   No Existing Discussions

Cyclis is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Cyclis Takeover Proposal.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ARQULE

ArQule hereby represents and warrants to Cyclis as follows:

3.1.   Capital Structure of ArQule

(a)   The authorized capital stock of ArQule consists of (i) 50,000,000 shares of common stock, par value $0.01 per share (“ArQule Common Stock”), 23,442,836 shares of which, as of the date hereof, are issued and outstanding and no shares, as of the date hereof, are held in treasury, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“ArQule Preferred Stock”), none of which are issued and outstanding.  Except as set forth above, ArQule does not have any outstanding capital securities.

(b)   As of the date hereof, no shares of ArQule Preferred Stock or ArQule Common Stock were reserved for issuance, except that (i) 6,175,829 shares of ArQule Common Stock were reserved for issuance upon the exercise of stock options heretofore granted by ArQule, and (ii) no shares of ArQule Common Stock were reserved for issuance upon the exercise of warrants heretofore issued by ArQule.  Section 3.1(b) of the ArQule Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of:  (i) all ArQule Stock Plans, indicating for each plan, as of the close of business on the business day prior to the date of this Agreement, the number of shares of ArQule Common Stock issued to date under such plan, the number of shares of ArQule Common Stock subject to outstanding options under such plan and the number of shares of ArQule Common Stock reserved for future issuance under such plan; (ii) summary information with respect to all outstanding ArQule stock options, including information regarding the number of shares of ArQule Common Stock subject to such options, the exercise price(s) of such options, and the number of shares for which such options are vested; and (iii) a complete and accurate list of all holders of warrants indicating the number and type of shares of ArQule Common Stock subject to each warrant, and the exercise price, the date of grant and the expiration date thereof.  The vesting of options outstanding under the ArQule Stock Plans will not be accelerated in any way by consummation of the Merger.  Except as set forth in this Section 3.1(b), ArQule does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of ArQule.

(c)   All outstanding shares of ArQule Common Stock are, and all shares of ArQule Common Stock subject to issuance as specified in Section 3.1(b) and issuable pursuant to this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, ArQule Articles or ArQule Bylaws or any agreement to which ArQule is a party or is otherwise bound.  There are no obligations, contingent or otherwise, of ArQule to repurchase, redeem or otherwise acquire any shares of ArQule Common Stock.  Except as set forth in Section 3.1(c) of the ArQule Disclosure Letter, neither ArQule nor any of its Affiliates is a party to or is bound by any, and to the knowledge of ArQule, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of ArQule.  Except as contemplated by this Agreement and as set forth in Section 3.1(c) of the ArQule Disclosure Letter, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which ArQule is a party or by which it is bound with respect to any equity security of any class of ArQule.  Except as set forth in Section 3.1(c) of the ArQule Disclosure Letter or as contemplated by this Agreement, as of the execution date of this Agreement, ArQule has no plans to issue, grant or authorize any ArQule capital stock (or any securities convertible into ArQule capital stock) other than in connection with an existing ArQule Stock Plan.

3.2.   Organization, Standing and Authority of ArQule

ArQule is a duly organized corporation, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have a Material Adverse Effect on ArQule.  ArQule has heretofore delivered to Cyclis true and complete copies of the Certificate of Incorporation (“ArQule Articles”) and Bylaws (“ArQule Bylaws”) of ArQule.

3.3.   Authorized and Effective Agreement

(a)   ArQule has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger, and the Escrow Agreement.  The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ArQule and (ii) is not required to be approved or otherwise authorized by any shareholder of ArQule pursuant to any law, rule or regulation including, but not limited to, the Securities Laws and the rules and regulations of The Nasdaq Stock Market.  The ArQule Board of Directors (“ArQule Board”) has approved this Reorganization Agreement, the Plan of Merger, and the Escrow Agreement.

(b)   Assuming the accuracy of the representation contained in Section 2.4(b) hereof, this Reorganization Agreement, the Plan of Merger, and the Escrow Agreement constitute legal, valid and binding obligations of ArQule, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)   Except as set forth in Section 3.3(c) of the ArQule Disclosure Letter, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger, and the Escrow Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by ArQule with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the ArQule Articles, ArQule Bylaws or other organizational documents of ArQule, (ii) conflict with, constitute (with or without notice or lapse of time, or both) or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or require a consent or waiver under, or result in the creation of any lien, charge or encumbrance upon any property or asset of ArQule pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) conflict with or violate any permit, order, writ, injunction, decree, statute, rule or regulation applicable to ArQule, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on ArQule.  Section 3.3(c) of the ArQule Disclosure Letter lists all consents, waivers and approvals under any of ArQule’s agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(d)   Except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which either of the parties is qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, (iii) the filing of a Notification Form: Listing of Additional Shares with The Nasdaq Stock Market with respect to the shares of ArQule Common Stock to be issued in the Merger and (iv) as set forth in Section 3.3(d) of the ArQule Disclosure Letter, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity or The Nasdaq Stock Market, or any other Person, is required to be made or obtained by ArQule on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement, the Plan of Merger and the Escrow Agreement, or the consummation of the transactions contemplated hereby or thereby.  As of the date hereof, ArQule is not aware of any reason that the condition set forth in Section 5.1(b) would not be satisfied.

(e)   There are no bonds, debentures, notes or other indebtedness of ArQule having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of ArQule may vote.

(f)   For the purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and in accordance with the rules promulgated thereunder, ArQule hereby represents that it will not have less than $100 million in total assets as stated on its last regularly prepared balance sheet prior to the Closing Date, and that it will have less than $100 million of annual net sales as stated on the last regularly prepared annual statement of income and expense prior to the Closing Date (as such terms are defined by 16 C.F.R. § 801.11).  Immediately following the Closing and as a result of the transaction governed by this Agreement, ArQule will not hold assets of Cyclis valued in excess of $200 million.

3.4.   SEC Documents; Regulatory Filings

ArQule has filed all SEC Documents required by the Securities Laws since January 1, 2000 and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws, including, but not limited to, Rule 10b-5 of the Exchange Act.  ArQule has filed all reports required by statute or regulation to be filed with any regulatory agency, except where the failure to so file has not had, and is not reasonably likely to have, a Material Adverse Effect on ArQule, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

3.5.   Financial Statements; Books and Records

The ArQule Financial Statements comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and fairly present the financial position of ArQule as of the dates indicated and the results of operations, changes in stockholders’ equity and cash flows of ArQule for the periods then ended in conformity with GAAP applied on a consistent basis except as disclosed therein (except in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act).  The books and records of ArQule fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound.  Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.  The minute books of ArQule contain records, which are accurate in all material respects, of all corporate actions of its stockholders and the ArQule Board (including committees of the ArQule Board).

3.6.   Material Adverse Change

Since December 31, 2002, (i) ArQule has conducted its business in the ordinary and usual course, (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ArQule and (iii) no action or event has occurred that would have required the consent of Cyclis pursuant to Section 4.7 of this Agreement had such action or event occurred after the date of this Agreement.

3.7.   Employee Benefit Plans

(a)   A true and complete list of each ArQule Plan is contained in Section 3.7(a) of the ArQule Disclosure Letter.  For purposes of this Section 3.7, the term “ArQule Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by ArQule or by any trade or business, whether or not incorporated, that together with ArQule would be deemed a “single employer” under Section 414 of the Code (an “ArQule ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of ArQule or any ArQule ERISA Affiliate.

(b)   With respect to each of the ArQule Plans, ArQule has made available to Cyclis true and complete copies of each of the following documents: (a) the ArQule Plan and related documents (including all amendments thereof); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such ArQule Plan; and (d) the most recent determination letter received from the Internal Revenue Service with respect to each ArQule Plan that is intended to be qualified under the Code.

(c)   No liability under Title IV of ERISA has been incurred by ArQule or any ArQule ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to ArQule or any ArQule ERISA Affiliate of incurring a material liability under such Title.

(d)   Neither ArQule nor any ArQule ERISA Affiliate, nor any of the ArQule Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) which could cause ArQule or any ArQule ERISA Affiliate to, either directly or indirectly, incur a material liability or cost.

3.8.   Legal Proceedings

Except as set forth in Section 3.8 of the ArQule Disclosure Letter, there are no actions, suits, proceedings, material claims, arbitrations or investigations instituted, pending or, to the knowledge of ArQule, threatened against or affecting ArQule or against any asset, interest or right of ArQule.  There are no actual or, to the knowledge of ArQule, threatened actions, suits, proceedings, claims, arbitrations or investigations which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith.  There are no material judgments, orders or decrees outstanding against ArQule.

3.9.   Compliance with Laws; Permits

(a)   Except as disclosed in Section 3.9(a), ArQule is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and ArQule has not received notification from any Governmental Entity (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any material license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations.  ArQule is not subject to any material regulatory order, agreement, directive, memorandum of understanding or commitment, and it has not received any communication requesting that it enter into any of the foregoing.

(b)   ArQule has all permits, licenses, franchises and government authorizations from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses and franchises the lack of which, individually or in the aggregate, has not had, and is not reasonably likely to have a Material Adverse Effect on ArQule.  ArQule is in compliance with the terms of such permits, except where the failure to so comply, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on ArQule.  No such permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.10.   Brokers and Finders

Neither ArQule nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for CIBC World Markets Corp., the fees and expenses of which will be paid by ArQule.

3.11.   Environmental Matters

(a)   ArQule and the ArQule Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on ArQule.  Neither ArQule nor any ArQule Subsidiary has received any communication alleging that ArQule or any ArQule Subsidiary is not in such compliance and, to the knowledge of ArQule, there are no present circumstances that would prevent or interfere with the continuation of such compliance, including with respect to any off-site disposal location presently or formerly used by ArQule, any ArQule Subsidiary or any of their predecessors, or with respect to any previously owned or operated facilities.  Any past non-compliance with Environmental Laws has been resolved without any pending, on-going or future obligation, cost or liability, except such past non-compliance that cannot reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect on ArQule.

(b)   None of the properties owned, leased or operated by ArQule or any ArQule Subsidiary has been or is in violation of or liable under any Environmental Law, except for any violations or liabilities which, singly or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect on ArQule.  None of the properties previously or currently owned, leased or operated by ArQule or any ArQule Subsidiary is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

(c)   To the knowledge of ArQule, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or investigation by any Governmental Entity that could result in the imposition of any liability arising under any Environmental Law against ArQule, any ArQule Subsidiary or against any Person or entity whose liability for any Environmental Claim ArQule or any ArQule Subsidiary has or may have retained or assumed either contractually or by operation of law.

3.12.   Regulatory Compliance

(a)   All biological and drug products being manufactured, distributed or developed by or on behalf of ArQule (“ArQule Pharmaceutical Products”) that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the FDCA, the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.

(b)   Neither ArQule nor any representative of ArQule, nor to the knowledge of ArQule, any of its licensees or assignees of ArQule Intellectual Property has received any notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, suspend or terminate any Investigational New Drug Application sponsored by ArQule or otherwise restrict the preclinical research on or clinical study of any ArQule Pharmaceutical Product or any biological or drug product being developed by any licensee or assignee of ArQule Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any ArQule Pharmaceutical Product.

(c)   Neither ArQule nor, to the knowledge of ArQule, any of its officers, key employees, agents or clinical investigators acting for ArQule, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of

Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed.  Reg.  46191 (September 10, 1991) and any amendments thereof.  Additionally, neither ArQule, nor to the knowledge of ArQule, any officer, key employee or agent of ArQule has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(d)   All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the ArQule Pharmaceutical Products either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, (y) were pilot safety studies or (z) involved experimental research techniques that are not generally performed by registered GLP testing laboratories and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by ArQule.

(e)   There are no proceedings pending with respect to a violation by ArQule of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity.

(f)   No employee of ArQule is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant (i) to ArQule, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by ArQule or to the use of trade secrets or proprietary information of others.  To the knowledge of ArQule, no key employee or group of employees has any plans to terminate employment with ArQule.

3.13.   Sarbanes-Oxley

ArQule is in compliance with (i) the Sarbanes-Oxley Act of 2002, including the rules and regulations thereunder, and (ii) the corporate governance rules of The Nasdaq National Market, except in each case where such non-compliance cannot reasonably be expected, singly or in the aggregate, to result in a Material Adverse Effect on ArQule.

3.14.   Securities Act Exemption

The ArQule Common Stock to be issued in accordance with the terms and conditions of this Agreement shall be issued pursuant to a valid exemption from the registration requirements of the Securities Laws and any state registration requirement.  ArQule is not aware of any limitation or restriction on the sale, public or otherwise, of any share of ArQule Common Stock issued or to be issued under the terms of this Agreement.

3.15.   Information Provided

The information to be supplied by or on behalf of ArQule for inclusion in the Information Statement or proxy statement/offering memorandum referred to in Section 4.2, as the case may be, shall not, on the date the Information Statement or proxy statement/offering memorandum is first mailed to stockholders of Cyclis, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement or proxy statement/offering memorandum not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of the written consents of the Cyclis stockholders which has become false or misleading.  The information in the Registration Statement to be supplied by or on behalf of ArQule for inclusion in the Registration Statement or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  If at any time prior to the Effective Date any fact or event relating to ArQule or any of its Affiliates which should be set forth in a supplement to the Information Statement or proxy statement/offering memorandum should be discovered by ArQule or should occur and be known to ArQule, ArQule shall promptly inform Cyclis of such fact or event.

ARTICLE 4

COVENANTS

4.1.   Stockholders’ Approval

(a)   Cyclis, acting through the Cyclis Board of Directors (the “Cyclis Board”), shall take all actions in accordance with applicable law, the Cyclis Articles and the Cyclis Bylaws to (i) promptly and duly call, give notice of, convene and hold as promptly as practicable, a special or annual meeting of the Cyclis stockholders to consider the adoption of this Agreement and the approval of the Merger (the “Cyclis Voting Proposal”) or (ii) act by written consent to vote on the adoption of this Agreement and the Cyclis Voting Proposal.  The Cyclis Board shall recommend approval and adoption of the Cyclis Voting Proposal by the stockholders of Cyclis and shall include such recommendation in the Information Statement or proxy statement/offering memorandum referred to in Section 4.2, and neither the Cyclis Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to ArQule, the recommendation of the Cyclis Board that Cyclis’s stockholders vote in favor of the Cyclis Voting Proposal.  Cyclis shall take all action that is both commercially reasonable and lawful to solicit from its stockholders approval of the Cyclis Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Cyclis stockholders required by the DGCL to obtain such approvals.

(b)   Cyclis shall call, give notice of, convene and hold a meeting of its stockholders or shall initiate written consent procedures in accordance with this Section 4.1, and shall submit the Cyclis Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not the Cyclis Board at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of Cyclis reject such proposal.

4.2.   Proxy Statement/Offering Memorandum; Information Statement

If Cyclis elects to hold a meeting of its stockholders to seek approval of the Cyclis Voting Proposal, as promptly as practicable after the date hereof, ArQule and Cyclis shall cooperate in the preparation of a proxy statement/offering memorandum to be mailed to the stockholders of Cyclis in connection with the Merger and the transactions contemplated thereby. Cyclis shall cause such proxy statement/offering memorandum to be delivered to its stockholders at the earliest practicable time.  In the event Cyclis elects to obtain stockholder approval of the Cyclis Voting Proposal by written consent, Cyclis and ArQule shall coordinate in the preparation and delivery of a notice to Cyclis stockholders pursuant to each of Sections 228 and 262 of the DGCL, which notice shall be accompanied by the Information Statement.  Cyclis shall obtain such stockholder approval of the Cyclis Voting Proposal by written consent and shall deliver such notice to Cyclis stockholders at the earliest practicable time. Each of ArQule and Cyclis shall cause the Information Statement or proxy statement/offering memorandum and all related documents: (a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder, and (b) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.  Whenever any event occurs which is required to be set forth in an amendment or supplement to such Information Statement or proxy statement/offering memorandum, ArQule or Cyclis, as the case may be, shall promptly inform the other of such occurrence and cooperate in mailing to stockholders of Cyclis, such amendment or supplement. Prior to the Effective Date, ArQule shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form: Listing of Additional Shares with respect to the shares of ArQule Common Stock issuable in connection with the Merger.

4.3.   Efforts to Close

(a)   ArQule and Cyclis shall each use its commercially reasonable efforts to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.2 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, (2) obtaining all necessary permits, waivers, consents, authorizations, qualifications, orders and approvals from any Governmental Entity and (3) satisfying the conditions precedent to such party’s obligations to consummate the Merger.  No party hereof shall take or fail to take, or fail to use commercially reasonable efforts to permit to be taken or omit to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.  In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, such party shall use commercially reasonable efforts to take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.  Notwithstanding the preceding two sentences, each of ArQule and Cyclis acknowledges and agrees that neither has made any representation or warranty to the other with respect to whether the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and such qualification shall not be a condition to the consummation of the Merger by either of ArQule or Cyclis.

(b)   Cyclis shall give prompt notice to ArQule, and ArQule shall give prompt notice to Cyclis, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Cyclis or ArQule, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use commercially reasonable efforts to remedy such failure.  No notice pursuant to this Section 4.3(b) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereof.

4.4.   Investigation and Confidentiality

Cyclis and ArQule each will keep the other advised of all material developments relevant to its business and to the consummation of the transactions contemplated herein and in the Plan of Merger.  ArQule and Cyclis each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations.  ArQule and Cyclis agree to furnish the other and the other’s advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request.  No investigation pursuant to this Section 4.4 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereof.  Each party hereof shall hold all information furnished by the other party, or such party’s representatives pursuant to this Section 4.4 in confidence to the extent required by, and in accordance with, the provisions of the confidential disclosure agreement, dated March 11, 2003 between Cyclis and ArQule (the “Confidential Disclosure Agreement”).

4.5.   Press Releases

Cyclis and ArQule shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other party, from making any disclosure which is required by applicable law, or the rules of The Nasdaq Stock Market.

4.6.   Covenants of Cyclis

(a)   Prior to the Closing Date, except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, or consented to or approved by ArQule (which consent or approval shall not be unreasonably withheld or delayed), Cyclis shall use commercially reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

(b)   Cyclis shall not, prior to the Closing Date, except with the prior written consent of ArQule (which consent shall not be unreasonably withheld or delayed) or except as set forth in Section 4.6(b) of the Cyclis Disclosure Letter or expressly contemplated or permitted by this Agreement or the Plan of Merger:

(1)   carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(2)   declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(3)   issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to Rights outstanding at the date hereof;

(4)   (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of the date of this Agreement, as reflected in the Cyclis Disclosure Letter or guarantee any such indebtedness of another Person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Cyclis, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of Cyclis in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than Cyclis or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect Cyclis against fluctuations in commodities prices or exchange rates;

(5)   issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(6)   amend the Cyclis Articles or Cyclis Bylaws;

(7)   except as provided herein or in the Plan of Merger, merge with any other corporation or entity or permit any other corporation or entity to merge into it or consolidate with any other corporation or entity; acquire control over any other firm, corporation or entity or organization or create any new Subsidiary;

(8)   liquidate or sell or dispose of or license any material assets or acquire any material assets; make any capital expenditure in excess of $10,000 in any instance or $50,000 in the aggregate; enter into or modify any leases or enter into or modify any agreements or other contracts that involve annual payments by Cyclis that exceed $10,000 in any instance or $50,000 in the aggregate;

(9)   increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees; enter into or modify any employment or severance contracts with any of its present or former directors, officers or employees; or enter into or substantially modify or accelerate (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(10)   materially change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP concurred in by its independent certified public accountants, or materially change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by law;

(11)   modify, amend or terminate any material contract or agreement to which Cyclis is party, or knowingly waive, release or assign any material rights or claims;

(12)   enter into any material contract or agreement;

(13)   make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax Return;

(14)   initiate, compromise or settle any material litigation or arbitration proceeding;

(15)   fail to pay accounts payable and other obligations in the ordinary course of business;

(16)   authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a “Cyclis Takeover Proposal” (as defined below), or recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal.  Cyclis will take all actions reasonably necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein.  Cyclis will notify ArQule immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Cyclis, and Cyclis will promptly inform ArQule in writing of all of the relevant details with respect to the foregoing.  As used in this Agreement, “Cyclis Takeover Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Cyclis or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Cyclis other than the transactions contemplated or permitted by this Agreement and the Plan of Merger; and

(17)   agree to do any of the foregoing.

(c)   Cyclis shall provide ArQule in writing and on a regular basis (but no more frequently than weekly), the total amounts of the fees and expenses to be paid by ArQule on or prior to the Closing Date pursuant to Section 4.7(c) hereof.

4.7.   Covenants of ArQule

(a)   Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, or consented to or approved by Cyclis (which consent or approval shall not be unreasonably withheld or delayed), ArQule shall use commercially reasonable efforts to preserve its properties, business and relationships with customers, employees and other persons.

(b)   ArQule shall not, prior to the Closing Date, except with the prior written consent of Cyclis (which consent shall not be unreasonably withheld or delayed) or except as set forth in Section 4.7(b) of the ArQule Disclosure Letter or expressly contemplated or permitted by this Agreement, the Plan of Merger, or the Escrow Agreement:

(1)   carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(2)   declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

(3)   issue, grant or authorize any Rights (except for employee stock options) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock; and

(4)   agree to do any of the foregoing.

(c)   Prior to or at the Closing Date, ArQule shall (i) repay in full the indebtedness referred to as the Ampersand Loan in Section 2.8(b) of the Cyclis Disclosure Letter, (ii) pay in full the fees and expenses owed to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. including, but not limited to, fees and expenses in connection with its representation of Cyclis with respect to the transactions contemplated by this Agreement, the Financing Documents and the Plan of Merger, (iii) pay, to the extent disclosed in Section 2.8(c) of the

Cyclis Disclosure Letter, the fees and expenses owed to Legg Mason Wood Walker Incorporated in connection with the services that it provided to Cyclis with respect to the transactions contemplated by this Agreement and the Plan of Merger and (iv) pay in full the fees and expenses owed to Ernst & Young including, but not limited to, the services that it provided to Cyclis with respect to the transactions contemplated by this Agreement and the Plan of Merger.

(d)   ArQule shall exercise commercially reasonable, continuous efforts and diligence in developing and commercializing CO-501 and in undertaking investigations and actions required to obtain all regulatory approvals necessary to market CO-501, such diligence to be no less than the efforts and resources ArQule would use for other product candidates owned by it or by which it has or acquires rights, which is of similar market potential as CO-501.

4.8.   Closing; Certificate of Merger

The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing (“Closing”) to be held at the offices of ArQule, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or such later date as may be agreed by Cyclis and ArQule (“Closing Date”).  In connection with the Closing, ArQule shall (a) execute a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) and shall cause such Certificate of Merger to be delivered to the Delaware Secretary of State in accordance with the DGCL and (b) execute the Escrow Agreement.  The Merger shall be effective (“Effective Date”) at the time and on the date specified in such Certificate of Merger.  The parties shall make such additional filings as shall be required by applicable law.

4.9.   Indemnification

(a)   ArQule agrees that all rights to indemnification and all limitations on liability existing in favor of the current and former directors, officers and employees of Cyclis (the “Covered Parties”) as provided in the Cyclis Articles or the Cyclis Bylaws as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereof.

(b)   ArQule, from and after the Effective Date, will directly or indirectly cause the persons who served as directors or officers of Cyclis on or before the Effective Date to be covered by Cyclis’s existing directors’ and officers’ liability insurance policy (provided that ArQule may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy).  Such insurance coverage, shall commence on the Effective Date and will be provided for a period of no less than six (6) years after the Effective Date.

(c)   In the event ArQule or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ArQule assume the obligations set forth in this section.

(d)   The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Covered Party and their respective heirs and representatives.

4.10.   Registration Rights

(a)   ArQule shall, within 30 days after the Effective Date, file a registration statement (the “Registration Statement”) with respect to the Registerable Securities (as defined below) with the Commission, and shall use its best efforts to cause the Registration Statement to become effective within 90 days of the filing of the Registration Statement.  ArQule shall file on any form that may be utilized by ArQule and that shall permit the disposition of the Registerable Securities in accordance with the intended method or methods of disposition thereof, and shall cause the Registration Statement to remain effective thereafter as provided herein.  ArQule shall take all actions necessary to register or qualify the shares of ArQule Common Stock to be issued in the Merger pursuant to all applicable state “blue sky” or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.

(b)   If ArQule effects a Short-Form Registration (as defined below) pursuant to this Section 4.10, such Short-Form Registration shall be effected as a “shelf” registration pursuant to Rule 415 under the Securities Act (or any successor rule).  ArQule currently is eligible under the rules and regulations of the Securities Act to file a Short-Form Registration.  Any such shelf registration shall cover the disposition of all Registerable Securities included in such registration in block transactions, broker transactions, and at-market transactions.  ArQule shall keep such “shelf’ registration continuously effective for a period of two years after the Closing, and in furtherance of such obligation, shall supplement or amend such Registration Statement if, as and when required by the rules, regulations and instructions applicable to the form used by ArQule for such registration or by the Securities Act or by any other rules and regulations thereunder applicable to shelf registrations.

(c)   If ArQule delivers to the holders of Registerable Securities who, with their Affiliates, at the time of such delivery “beneficially own” (as defined under the Exchange Act) Registerable Securities of at least 5% of the then total outstanding ArQule Common Stock on a fully diluted basis a certificate signed by an officer of ArQule stating that the managing underwriter of a registered public offering of securities by ArQule (an “ArQule Offering”) has reasonably requested that such holders refrain from selling or otherwise transferring or disposing of any Registerable Securities or other securities of ArQule then held by such holders for a specified period of time during the ArQule Offering then, beginning on the later of (i) the 10th business day after receipt of such certificate from ArQule and (ii) the commencement of an ArQule Offering, such holders shall refrain from selling or otherwise transferring or disposing of any Registerable Securities or other ArQule securities then held by such holders for a specified period of time that is customary under the circumstances (not to exceed 90 days) following the effective date of the registration statement for such ArQule Offering; provided, however, that no holder of Registerable Securities shall be restrained from selling or otherwise transferring or disposing of Registerable Securities under this Section 4.10(c) unless the directors and officers of ArQule are also so restrained.  No holder of Registerable Securities who “beneficially owns” (as defined under the Exchange Act), with its Affiliates, Registerable Securities of less than 5% of the total outstanding ArQule Common Stock on a fully diluted basis at the time the signed certificate referenced in this Section 4.10(c) is delivered shall be restricted by this Section 4.10(c) from selling or otherwise transferring or disposing of any Registerable Securities.  Notwithstanding the foregoing, ArQule shall be permitted to cause holders of Registerable Securities to so refrain from selling or otherwise transferring or disposing of any Registerable Securities or other securities of ArQule on only one occasion during each twelve consecutive month period that the Registration Statement remains effective.  ArQule may impose stop transfer instructions to enforce any required agreement of the holders under this Section 4.10(c).

(d)   At any time after the Registerable Securities are covered by an effective Registration Statement, ArQule may deliver to the holders of such Registerable Securities a certificate (a “Suspension Certificate”) approved by the Audit Committee of the ArQule Board and signed by an officer of ArQule stating that the effectiveness of and sales of Registerable Securities under the Registration Statement would:

(i)   materially interfere with any transaction that would require ArQule to prepare financial statements under the Securities Act that ArQule would otherwise not be required to prepare in order to comply with its obligations under the Exchange Act, or

(ii)   require public disclosure of any transaction of the type discussed in Section 4.10(d)(i) prior to the time such disclosure might otherwise be required.

Beginning 10 business days after the receipt of a Suspension Certificate, ArQule may, in its discretion, require such holders of Registerable Securities to refrain from selling or otherwise transferring or disposing of any Registerable Securities or other ArQule securities then held by such holders for a specified period of time that is customary under the circumstances (not to exceed 30 days).  Notwithstanding the foregoing sentence, ArQule shall be permitted to cause holders of Registerable Securities to so refrain from selling or otherwise transferring or disposing of any Registerable Securities or other securities of ArQule on only one occasion during each twelve consecutive month period that the Registration Statement remains effective.  ArQule may impose stop transfer instructions to enforce any required agreement of the holders under this Section 4.10(d).

(e)   The following terms shall have the meanings indicated herein:

(i)   “Registerable Securities” means (A) any shares of ArQule Common Stock owned by any holder of Cyclis Common Stock in the Merger, but only to the extent such shares constitute “restricted securities” under Rule 144 under the Securities Act, and (B) any shares of ArQule Common Stock issued or issuable pursuant to securities issued with respect to or in exchange for the securities referenced in clause (A) above upon any stock split, stock dividend, recapitalization, substitution, or similar event, but only to the extent such shares constitute “restricted securities” under Rule 144 of the Securities Act.

(ii)   “Short-Form Registration” means a registration effected on a Form S-3 or any other form that provides for future incorporation by reference of information from reports filed by ArQule under the Securities Exchange Act of 1934, as amended.

4.11.   Stockholder Litigation

Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Date, each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party’s prior written consent, which will not be unreasonably withheld or delayed.

4.12.   Employee Matters

(a)       Prior to the Closing Date, ArQule will send each employee of Cyclis whose name is set forth in Section 4.12 of the ArQule Disclosure Letter (i) a letter agreement (a “Letter Agreement”), in the form attached to the ArQule Disclosure Letter as Schedule 4.12(a)(i), describing the terms under which such Person shall be employed by ArQule beginning on the Effective Date, and (ii) a non-disclosure agreement (“NDA”), in the form attached to the ArQule Disclosure Letter as Schedule 4.12(a)(ii), containing non-solicitation and non-competition provisions.  Each employee of Cyclis who (i) receives a Letter Agreement and NDA, (ii) is an employee of Cyclis immediately prior to the Effective Date, (iii) executes, and delivers to ArQule, such Letter Agreement and NDA prior to the Closing Date, and (iv) continues as an employee of ArQule on the Effective Date shall be a “Continuing Employee.”

(b)       As of the Effective Date, ArQule will give each Continuing Employee credit for prior service with Cyclis as if it were service with ArQule for purposes of (i) eligibility and vesting (but not benefit accrual) under any ArQule Plan and (ii) determination of benefits levels under any ArQule Plan or policy that provides vacation or severance pay or benefits, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would result in a duplication of benefits.

(c)       Prior to the Effective Date, Cyclis shall take all actions necessary to cause the termination, as of immediately prior to the Effective Date, of (i) the Cyclis 401(k) plan, (ii) any other Cyclis Plan, (iii) the TriNet Agreement, and (iv) the participation of any employee of Cyclis in any TriNet Plan.

(d)       Upon employment with ArQule, Continuing Employees shall be offered participation in the ArQule Plans (in accordance with the terms of each such ArQule Plan) made available to similarly situated employees of ArQule.  Upon employment with ArQule, paid time off debit and credit balances of Continuing Employees under the Cyclis paid time off arrangement as of immediately prior to the Effective Date shall carry over to the ArQule paid time off arrangement as if such Continuing Employees had been employed by ArQule since January 1, 2003.

(e)       ArQule and Cyclis will use commercially reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to Cyclis’ employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees. Cyclis shall cooperate with ArQule so as to allow ArQule to (i) conduct for Continuing Employees prior to the Effective Date an open enrollment period for enrollment elections under the ArQule Plans in which Continuing Employees are offered participation, and employee orientation sessions, with employee meetings to be held at times reasonably agreed to by ArQule and Cyclis, and (ii) meet with such Continuing Employees (either individually or in groups) during breaks, outside of scheduled work hours, or as otherwise agreed to by ArQule and Cyclis.

4.13.   NASDAQ Quotations

ArQule agrees to use its best efforts to continue the quotation of ArQule Common Stock on The Nasdaq Stock Market during the term of this Agreement.

ARTICLE 5

CONDITIONS PRECEDENT

5.1.   Conditions Precedent — ArQule and Cyclis

The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a)   The Cyclis Voting Proposal shall have been approved and adopted by the requisite vote of the stockholders of Cyclis under applicable law and the Cyclis Articles;

(b)   Other than filing the Certificate of Merger, the parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied;

(c)   ArQule shall have received all state securities or “Blue Sky” permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

(d)   If Cyclis shall have obtained stockholder approval of the Cyclis Voting Proposal by written consent, each of ArQule and Cyclis shall have reasonably determined that such consent solicitation, including the provision of the Information Statement, has been conducted in a manner consistent with the Securities Act and Section 262 of the DGCL; and

(e)   Neither ArQule nor Cyclis shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger.

5.2.   Conditions Precedent — Cyclis

The obligations of Cyclis to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Cyclis pursuant to Section 6.4 hereof:

(a)   The representations and warranties of ArQule set forth in Article 3 hereof shall be true and correct (i) as of the date of this Reorganization Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on ArQule);

(b)   ArQule shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

(c)   ArQule shall have received all consents and approvals of third parties listed in Section 3.3(c) of the ArQule Disclosure Letter and any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on ArQule;

(d)   ArQule shall have delivered to Cyclis a certificate, dated the Closing Date and signed by its Chairman, Chief Executive Officer, or President to the effect that the conditions set forth in paragraphs (a) through (c) of this Section 5.2 have been satisfied;

(e)   ArQule and Cyclis shall have executed the Escrow Agreement; and

(f)   At the Closing, ArQule shall assume all the outstanding debt of Cyclis set forth in the Financing Documents.

5.3.   Conditions Precedent — ArQule

The obligations of ArQule to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by ArQule pursuant to Section 6.4 hereof:

(a)   The representations and warranties of Cyclis set forth in Article 2 hereof shall be true and correct (i) as of the date of this Reorganization Agreement, including without limitation the representation contained in Section 2.8(c) (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Cyclis);

(b)   Cyclis shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger;

(c)   Cyclis shall have received all consents and approvals of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Cyclis;

(d)   Notwithstanding Section 5.3(c), Cyclis shall have obtained all consents and approvals of any third parties and shall have taken all other actions necessary to terminate or otherwise extinguish the agreements and Rights with respect to the capital stock of Cyclis listed in Section 5.3(d) of the Cyclis Disclosure Letter and Cyclis shall not be bound by nor shall there be authorized, issued or outstanding any Rights with respect to the capital stock of Cyclis;

(e)   Cyclis shall have delivered to ArQule Cyclis unaudited Financial Statements with respect to the period commencing January 1, 2003 and ending on the fifth business day before the Closing Date;

(f)   Cyclis and ArQule shall have executed the Escrow Agreement; and

(g)   Cyclis shall have delivered to ArQule a certificate, dated the Closing Date and signed by its Chairman, Chief Executive Officer or President to the effect that the conditions set forth in paragraphs (a) through (d) of this Section have been satisfied.

ARTICLE 6

TERMINATION, WAIVER AND AMENDMENT

6.1.   Termination

This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the stockholders of Cyclis:

(a)   At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereof;

(b)   At any time on or prior to the Closing Date, by ArQule in writing, if Cyclis has, or by Cyclis in writing, if ArQule has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach and the Outside Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article 5 hereof.

(c)   At any time, by any party hereof in writing, if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining, restraining or otherwise prohibiting the Merger;

(d)   By any party hereof in writing, if the Closing Date has not occurred by the close of business on October 31, 2003 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

(e)   By ArQule if: (i) the Cyclis Board withdraws, modifies or changes its recommendation of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby or thereby in a manner adverse to ArQule or shall have resolved to do so; (ii) the Cyclis Board shall have recommended to the stockholders of Cyclis a Cyclis Takeover Proposal or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Cyclis Takeover Proposal; (iii) Cyclis shall have failed to include in the Information Statement or proxy statement/offering memorandum referred to in Section 4.2 the recommendation of the Cyclis Board in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger; (iv)  through no fault (whether by commission or omission) of ArQule, the written consent of the Cyclis stockholders to approve the Plan of Merger or the notice calling a meeting of the Cyclis stockholders to approve the Plan of Merger shall not have been obtained or called, as the case may be, prior to the 30th calendar day following the date hereof; or (v) any officer, director, employee or agent of Cyclis shall have intentionally breached its obligations under Section 4.6(b)(16).

6.2.   Effect of Termination

(a)   In the event this Reorganization Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except for Section 4.4, this Section 6.2, and 7.1 each of which shall survive the termination of this Agreement; provided however that the liability of any party for any breach by such party of the representations, warranties, covenants, or agreements set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and any such termination shall not affect the rights and remedies that ArQule and Cyclis shall have under applicable law.

(b)   If  (A) ArQule or Cyclis either (i) terminates this Agreement, pursuant to Section 6.1 or otherwise (other than due to (X) a breach by the other party pursuant to Section 6.1(b) or (Y) failure by the other party to fulfill a condition precedent, or (Z) a termination pursuant to Section 6.1(c) or 6.1(d) where neither party is at fault), or (ii) causes the Merger not to close on or before the Outside Date, whether by action or inaction, or (B) ArQule or Cyclis acts or fails to act such that such action or inaction establishes cause for the other party to terminate this Agreement pursuant to Section 6.1, then, in any such case, such terminating or non-closing party under (A), or the party acting or failing to act under (B) (the “Terminating Party”) shall pay to the other party (the “Non-Terminating Party”) a fee equal to US$2,000,000, which amount shall be paid in either cash or stock at the election of the Terminating Party not later than ten business days after the date of such termination.

(c)   In the event that (i) ArQule is the Terminating Party and (ii) ArQule elects to pay the fee referenced in Section 6.1(b) in stock, such stock shall be valued based on the average closing price for the 10 trading days prior to the termination.

(d)   In the event that (i) Cyclis is the Terminating Party and (ii) Cyclis elects to pay the fee referenced in Section 6.1(b) in stock, such stock shall be valued based on the price obtained by Cyclis in the last round of equity financing (in which Cyclis issued to purchasers, other than any officer, director, or employee of Cyclis, shares for cash or other consideration with a value not less than $1,000,000) performed by Cyclis.

6.3.   Survival of Representations, Warranties and Covenants

All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive ArQule or Cyclis (or any director, officer or controlling Person thereof) of any defense or action in law or equity which otherwise would be available against any Person, including, without limitation, any stockholder or former stockholder of either ArQule or Cyclis, the aforesaid representations, warranties and covenants being material inducements to the consummation by ArQule and Cyclis of the transactions contemplated herein.

6.4.   Waiver

Except with respect to any required stockholder or regulatory approval, ArQule and Cyclis, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of Cyclis and ArQule) extend the time for the performance of any of the obligations or other acts of Cyclis, on the one hand, or ArQule, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of Cyclis shall change the number of shares of ArQule Common Stock into which each share of Cyclis Common Stock shall be converted pursuant to the Merger.

6.5.   Amendment or Supplement

This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto.  Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereof.

ARTICLE 7

MISCELLANEOUS

7.1.   Expenses and Fees

Each party shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel.  Notwithstanding the foregoing provisions of this Section 7.1, if this Reorganization Agreement and the Plan of Merger are terminated by either party pursuant to Section 6.1(b) hereof because of a willful breach by the other party of any representation, warranty, covenant or agreement as set forth in Section 6.1(b), and provided that the terminating party shall not have been in breach of any representation and warranty (in any material respect), covenant or agreement contained herein or in the Plan of Merger, then the breaching party shall bear and pay all the costs and expenses incurred by the parties, with respect to the fees and expenses of financial and other consultants, investment bankers, accountants, counsel, printers and persons involved in the transactions contemplated by this Reorganization Agreement, including the preparation of the Registration Statement and Proxy Statement/Offering Memorandum and the solicitation of proxies, in each case that are not employees of the party that incurred such fees and expenses.  Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty days of the termination of this Reorganization Agreement and the Plan of Merger.

7.2.   Entire Agreement

This Reorganization Agreement, the Escrow Agreement, the Financing Documents, the Plan of Merger and any exhibits, schedules or attachments thereto contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereof, written or oral, other than documents referred to herein or therein and the Confidential Disclosure Agreement.  The terms and conditions of this Reorganization Agreement, the Escrow Agreement, the Financing Documents and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereof and thereof and their respective successors.  Except as specifically set forth herein, or in the Plan of Merger, or in the Escrow Agreement, nothing in this Reorganization Agreement or the Escrow Agreement, or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereof and thereof, and their respective successors, any rights, remedies, obligations or liabilities.

7.3.   No Assignment

No party hereof may assign any of its rights or obligations under this Reorganization Agreement to any other Person

7.4.   Notices

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to ArQule:

ArQule, Inc.
19 Presidential Way Woburn, MA 01801-5140
Attention: General Counsel
Tel. No.: (781) 994-0300
Fax No.: (781) 994-0587

With a copy to:

Arnold & Porter
1600 Tysons Boulevard McLean, VA 22102
Attention: Steve Parker, Esq.
Tel. No.: (703) 720-7006
Fax No.: (703) 720-7399

If to Cyclis:

Cyclis Pharmaceuticals, Inc.
33 Providence Highway Norwood, MA 02062
Attention: Samuel K. Ackerman
Tel. No.: (781) 278-0900
Fax No.: (781) 278-0975

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center Boston, MA 02111
Attention: William T. Whelan, Esq.
Tel. No.: (617) 542-6000
Fax No.: (617) 542-2241

7.5.   Captions

The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

7.6.   Counterparts

This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7.   Governing Law

This Reorganization Agreement shall be governed by and construed in accordance with the laws of Delaware applicable to agreements made and entirely to be performed within such jurisdiction.  All actions and proceedings arising out of or relating to this Reorganization Agreement and the Plan of Merger shall be heard and determined exclusively in any Massachusetts state or federal court.  The parties hereof hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any legal action arising out of or relating to this Reorganization Agreement or the Plan of

Merger brought by any party hereof, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Reorganization Agreement or the Plan of Merger may not be enforced in or by any of the above-named courts.

7.8.   Specific Performance

The parties hereof agree that irreparable damage would occur in the event any provision of this Reorganization Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity, including, without limitation Section 6.2(b) hereof.

IN WITNESS WHEREOF, the parties hereof, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ARQULE, INC.

By:
Name:
Title:

CYCLIS PHARMACEUTICALS, INC.

By:
Name:
Title:

Exhibit A

Plan of Merger

Exhibit B

Certificate of Merger

Exhibit C

Indemnity and Escrow Agreement